Vringo, Inc. and Subsidiary

(a Development Stage Company)

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands except share and per share data)

Unaudited

For the Year Ended December 31, 2011
U.S.$
Revenue	718

Costs and Expenses
Cost of revenue	155
Research and development	2,017
Marketing	2,193
General and administrative	2,777
Total operating expenses	7,142
Operating loss	(6,424)

Non-operating income	13
Non-operating expenses	(14)
Interest and amortization of debt discount expense	(1,525)
Loss on revaluation of warrants	(402)
Gain on restructuring of venture loan	963

Loss before taxes on income	(7,389)
Income tax expense	(90)

Net loss	(7,479)
Basic and diluted net loss per common share	(1.17)

Weighted average number of shares used in computing basic and dilutive net loss per common share	6,372,659